Exhibit 5.1

August 13, 2013

WageWorks, Inc.

1100 Park Place, 4th Floor

San Mateo, California 94403

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to WageWorks, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) on August 12, 2013 of a registration statement on Form S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended. The Registration Statement relates to the proposed sale by the selling stockholders (the “Selling Stockholders”) to be identified in the Registration Statement, the prospectus contained therein (the “Prospectus”) and the supplement to the prospectus referred to therein (the “Prospectus Supplement”), of up to an aggregate of 3,413,517 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”).

We understand that the Selling Stockholders intend to sell shares of Common Stock (the “Shares”) to the underwriters (the “Underwriters”) for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form as will be filed by the Company as an exhibit to a Current Report on Form 8-K, to be entered into by and among the Company, the Selling Stockholders and the Underwriters (the “Underwriting Agreement”), the Prospectus and the Prospectus Supplement.

We are acting as counsel for the Company in connection with the sale by the Selling Stockholders of the Shares. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

On the basis of the foregoing, we are of the opinion, that the Shares to be sold by the Selling Stockholders have been duly authorized and are validly issued, fully paid and nonassessable; provided, however, with respect to those Shares to be sold by certain Selling Stockholders that will be issued upon the exercise of vested options prior to such sale, such Shares will be validly issued, fully paid and nonassessable upon exercise and payment in compliance with the terms of the options pursuant to which such Shares are to be issued prior to the completion of this offering.

WageWorks, Inc.

August 13, 2013

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ WILSON SONSINI GOODRICH & ROSATI